Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces First Quarter 2022 Results

Charlottesville, VA, April 28, 2022 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), announced today financial results for the quarter ended March 31, 2022. For the first quarter of 2022, the Company reported net income from continuing operations of $17.4 million, or $0.93 earnings per diluted common share, compared to $12.8 million, or $0.68 earnings per diluted common share, for the fourth quarter of 2021, and $4.2 million, or $0.28 earnings per diluted common share, for the first quarter of 2021. Earnings per diluted common share for all periods presented is reflective of the 3-for-2 stock split effective April 30, 2021. Net income for all periods presented also reflected merger-related expenses, as further discussed below.

The Company reported total assets of $2.72 billion as of March 31, 2022, an increase from $2.67 billion as of December 31, 2021, while reported loans held for investment, excluding Paycheck Protection Program (“PPP”) loans, grew $66.2 million in the first quarter of 2022, an annualized growth rate of 14.9%. The Company’s commercial and industrial loan portfolio grew $59.9 million in the first quarter of 2022, an annualized growth rate of 74.7%.

The Company sold its majority interest in MoneyWise Payroll Solutions, Inc. (“MoneyWise”) to the holder of the minority interest in MoneyWise in the first quarter of 2022. Asset and liability balances and income statement amounts related to MoneyWise are reported as discontinued operations for all periods presented.

The Company completed the merger of Bay Banks of Virginia, Inc. (“Bay Banks”), the holding company of Virginia Commonwealth Bank, into the Company on January 31, 2021. Immediately following the completion of the merger, Virginia Commonwealth Bank was merged into Blue Ridge Bank (collectively, the “Bay Banks Merger”). Earnings for the first quarter of 2021 included the earnings of Bay Banks from the effective date of the merger.

“The Company experienced robust loan demand to start the year”, said Brian K. Plum, President and Chief Executive Officer of the Company. “We are seeing strong, sustained loan demand in our markets. Our team is doing outstanding work building on forward momentum across our geographies and business lines to capitalize on the meaningful opportunities which exist.”

Fintech Business

The Company continues to grow its infrastructure to support the expansion of its fintech partners. The Company ended the first quarter of 2022 with active partnerships including Unit, Flexible Finance, Increase, Upgrade, Kashable, Jaris, Aeldra, Grow Credit, MentorWorks, and Marlette. Several of the Company’s fintech partners are experiencing rapid adoption of their offerings, and consequently, the Company has benefited by significant deposit growth. Deposits related to fintech relationships were approximately $329 million as of March 31, 2022, up from approximately $189 million as of December 31, 2021. Loans held for sale and loans held for investment related to fintech relationships totaled $21.5 million and $24.1 million as of March 31, 2022 and December 31, 2021, respectively. Interest and fee income related to fintech partnerships represented approximately $1.3 million of revenue for the

Company for both the first quarter of 2022 and fourth quarter of 2021. The Company’s fintech relationships also generated assets under management of $48.4 million in BRB Financial Group’s Trust Division as of March 31, 2022, compared to $0 at December 31, 2021.

Mortgage Division

The Company’s mortgage division, which consists of a retail division operating as Monarch Mortgage and a wholesale division operating as LenderSelect Mortgage Group, reported net income of $2.3 million and $15 thousand for the first quarter of 2022 and fourth quarter of 2021, respectively. Income attributable to mortgage servicing rights was $6.7 million for the first quarter of 2022, an increase of $5.2 million compared to the fourth quarter of 2021. Mortgage servicing rights income in the first quarter of 2022 was attributable to fair value adjustments of $3.8 million and new servicing rights retained of $2.9 million. The increase in income attributable to mortgage servicing rights was partially offset by lower income from other residential mortgage banking activities, as quarterly mortgage volumes declined to $151.4 million for the first quarter of 2022 compared to $234.5 million for the fourth quarter of 2021. The decline in mortgage volumes in the first quarter of 2022 was primarily attributable to a decline in demand for mortgages as market interest rates increased significantly in the same period. Noninterest expenses reported for the Company’s mortgage division were $6.9 million and $7.2 million for first quarter of 2022 and fourth quarter of 2021, respectively. The Company reduced mortgage personnel in both the fourth quarter of 2021 and the first quarter of 2022, resulting in total annualized noninterest expense savings of $1.5 million, the full benefit of which will be realized starting in the second quarter of 2022.

Income Statement

Net Interest Income

Net interest income was $23.7 million for the first quarter of 2022 compared to $20.9 million for the fourth quarter of 2021 and $20.0 million for the first quarter of 2021, while accretion of acquired loan discounts included in interest income was $2.7 million, $765 thousand, and $271 thousand for the same respective periods. Amortization of purchase accounting adjustments on assumed time deposits and borrowings, which reduced interest expense, was $502 thousand, $709 thousand, and $725 thousand in the same respective periods.

Included in interest income for the first quarter of 2022 and fourth and first quarters of 2021 were $393 thousand, $458 thousand, and $2.5 million, respectively, of PPP loan interest income and fees, net of costs. PPP loans were partially funded through the PPP Liquidity Facility (“PPPLF”), offered by the Federal Reserve Banks to fund PPP loans, and interest expense incurred for the PPPLF was $14 thousand, $46 thousand, and $304 thousand for the first quarter of 2022 and the fourth and first quarters of 2021, respectively.

Net interest margin for the first quarter of 2022 was 3.88% compared to 3.39% and 3.43% for the fourth and first quarters of 2021, respectively. Accretion and amortization of purchase accounting adjustments had a 53, 24, and 17 basis point positive effect on net interest margin for the same respective periods. In addition to the positive effect of these purchase accounting adjustments, net interest income and margin was positively affected by higher average balances of loans held for investment and higher rates on these loans, as well as lower funding costs, which declined to 0.36% for the first quarter of 2022 from 0.42% and 0.45% for the fourth and first quarters of 2021, respectively.

Provision for Loan Losses

The Company recorded a provision for loan losses of $2.5 million in the first quarter of 2022 compared to $117 thousand for the fourth quarter of 2021 and no provision in the first quarter of 2021. The increase in provision for loan losses in the first quarter of 2022 was primarily due to additional reserves for loan growth and higher specific reserves for three relationships.

Noninterest Income

Noninterest income for the first quarter of 2022 was $24.1 million compared to $21.9 million and $15.5 million for the fourth and first quarters of 2021, respectively. Mortgage banking income, including mortgage servicing rights, contributed $9.6 million, $5.9 million, and $12.7 million of noninterest income in the first quarter of 2022 and the fourth and first quarters of 2021, respectively. Included in noninterest income in the fourth quarter of 2021 was a $6.2 million gain on the termination of interest rate swaps that hedged interest rates on certain FHLB advances. Noninterest income in the first quarter of 2022 and the fourth quarter of 2021 included $9.4 million and $5.7 million, respectively, of fair value adjustments for the Company’s equity investments, primarily in certain fintech companies.

Noninterest Expense

Noninterest expense for the first quarter of 2022 was $22.7 million compared to $25.1 million and $30.2 million for the fourth and first quarters of 2021, respectively. Salaries and employee benefit expenses decreased $1.3 million in the first quarter of 2022 from the fourth quarter of 2021, primarily due to higher health insurance, incentives, and discretionary benefit plan contribution expenses in the fourth quarter of 2021. Lower salaries and employee benefit expenses attributable to the mortgage division in the first quarter of 2022 compared to the fourth quarter of 2021 were partially offset by the addition of personnel to support the growing fintech business and commercial lenders. Merger-related expenses for the first quarter of 2022 and the fourth quarter of 2021 were $50 thousand and $171 thousand, respectively, attributable to the now-terminated FVCBankcorp, Inc. merger, while merger-related expenses of $9.0 million in the first quarter of 2021 were attributable to the Bay Banks Merger.

Balance Sheet

Loans held for investment, excluding PPP loans, increased $66.2 million to $1.84 billion at March 31, 2022 from $1.78 billion at December 31, 2021, an annualized growth rate of 14.9%. Most of this increase was attributable to net growth in commercial and industrial loans and commercial mortgages of $59.9 million and $46.7 million, respectively, partially offset by declines in commercial construction and consumer loans of $22.0 million and $12.5 million, respectively. Loans held for sale, which comprise primarily of residential mortgages, decreased $80.9 million to $41.0 million at March 31, 2022 from $121.9 million at December 31, 2021. This decline was primarily attributable to sales of mortgages into the secondary market in the first quarter of 2022 that exceeded mortgage originations due to the reasons noted previously.

Total deposits at March 31, 2022 were $2.35 billion, an increase of $56.3 million from December 31, 2021. Noninterest-bearing demand deposits grew $60.4 million primarily due to the Company’s fintech partnerships, as noted previously.

The Company changed its accounting method for mortgage servicing rights from the amortization method to the fair value measurement method beginning in the first quarter of 2022. The after-tax difference in carrying values of its mortgage servicing rights assets under the two methods at the beginning of the quarter resulted in a positive cumulative effect adjustment to shareholders’ equity of $3.5 million.

Asset Quality

Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due and accruing interest1, totaled $14.4 million at March 31, 2022 and $16.1 million at December 31, 2021. The ratio of nonperforming loans to total assets was 0.53% and 0.60% at March 31, 2022 and December 31, 2021, respectively. The Company’s allowance for loan losses was $12.0 million at March 31, 2022, or 0.65% as a percentage of gross loans held for investment, excluding PPP loans2, compared to 0.68% at December 31, 2021 and 0.79% at March 31, 2021. The decline in this ratio from December 31, 2021 to March 31, 2022 was primarily attributable to a partial charge-off of a nonaccrual commercial loan related to one relationship, partially offset by reserve needs for loan growth in the first quarter of 2022. Remaining acquired loan discounts related to loans acquired in the Company’s completed mergers were $13.5 million as of March 31, 2022 and $16.2 million as of December 31, 2021.

1Excludes purchased credit-impaired loans.

2The Company holds no allowance for loan losses on PPP loans as they are fully guaranteed by the U.S. government.

Capital

The Company previously announced that on April 6, 2022 its board of directors declared a $0.1225 per common share quarterly dividend, payable April 29, 2022 to shareholders of record as of April 18, 2022. Tangible book value per share, a non-GAAP (defined below) measure, was $13.09 and $13.01 as of March 31, 2022 and December 31, 2021, respectively.

Primarily as a result of an increase in market interest rates in the first quarter of 2022, the market value of the Company’s portfolio of securities available for sale declined approximately $22.6 million, which resulted in a corresponding after-tax decline in stockholders’ equity of $17.9 million for the three months ended March 31, 2022. The accumulated other comprehensive loss (“AOCL”) attributable to this securities portfolio as of March 31, 2022 was $21.5 million, or $1.14 per book value per share, compared to a $3.6 million AOCL, or $0.19 per book value per share, as of December 31, 2021.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) the outcome of any legal proceedings that may be instituted against the Company; (xvi) reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees or other business partners; (xvii) the effects of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such transactions; (xiii) changes in the level of the Company’s nonperforming assets and charge-offs; (xix) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xx) potential exposure to fraud, negligence, computer theft and cyber-crime; (xxi) the Company’s ability to pay dividends; (xxii) the Company’s involvement as a participating lender in the PPP as administered through the U.S. Small Business Administration; and (xiii) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Operations (unaudited)
	For the Three Months Ended
(Dollars in thousands except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Interest income:
Interest and fees on loans	$23,899	$21,685	$21,363
Interest on taxable securities	1,770	1,612	1,130
Interest on nontaxable securities	75	62	52
Interest on deposit accounts and federal funds sold	58	45	31
Total interest income	25,802	23,404	22,576
Interest expense:
Interest on deposits	1,556	1,593	1,540
Interest on subordinated notes	553	485	630
Interest on FHLB and FRB borrowings	25	448	389
Total interest expense	2,134	2,526	2,559
Net interest income	23,668	20,878	20,017
Provision for loan losses	2,500	117	—
Net interest income after provision for loan losses	21,168	20,761	20,017
Noninterest income:
Fair value adjustments of other equity investments	9,364	5,686	—
Mortgage servicing rights	6,738	1,493	3,371
Residential mortgage banking income, net	2,821	4,365	9,301
Gain on sale of government guaranteed loans	1,427	680	1,074
Bank and purchase card, net	422	709	300
Wealth and trust management	391	439	602
Service charges on deposit accounts	315	391	327
Increase in cash surrender value of bank owned life insurance	272	253	164
Gain on termination of interest rate swaps	—	6,221	—
Other	2,344	1,705	400
Total noninterest income	24,094	21,942	15,539
Noninterest expense:
Salaries and employee benefits	14,096	15,362	13,903
Occupancy and equipment	1,485	1,520	1,331
Data processing	946	1,107	805
Legal, issuer, and regulatory filing	382	299	576
Advertising and marketing	428	405	279
Communications	799	1,011	367
Audit and accounting fees	141	227	189
FDIC insurance	231	175	343
Intangible amortization	397	412	351
Other contractual services	534	631	853
Other taxes and assessments	570	638	347
Merger-related	50	171	9,019
Other	2,630	3,185	1,872
Total noninterest expense	22,689	25,143	30,235
Income from continuing operations before income tax	22,573	17,560	5,321
Income tax expense	5,153	4,733	1,078
Net income from continuing operations	17,420	12,827	4,243
Discontinued operations:
Income (loss) from discontinued operations before income taxes (including gain on disposal of $471 thousand for the three months ended March 31, 2022)	426	(41)	(7)
Income tax expense (benefit)	89	(9)	(1)
Net income (loss) from discontinued operations	337	(32)	(6)
Net income	$17,757	$12,795	$4,237
Net income from discontinued operations attributable to noncontrolling interest	(1)	(2)	(9)
Net income attributable to Blue Ridge Bankshares, Inc.	$17,756	$12,793	$4,228

Net income available to common stockholders	$17,756	$12,793	$4,228
Basic and diluted EPS from continuing operations (1)	$0.93	$0.68	$0.28
Basic and diluted EPS from discontinued operations (1)	0.02	—	—
Basic and diluted EPS attributable to Blue Ridge Bankshares, Inc. (1)	$0.95	$0.68	$0.28
(1) Earnings per common share ("EPS") has been adjusted for all periods presented to reflect the 3-for-2 stock split that was effective April 30, 2021.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands except share data)	(unaudited) March 31, 2022	December 31, 2021 (2)
Assets
Cash and due from banks	$162,177	$130,548
Federal funds sold	74,294	43,903
Securities available for sale, at fair value	375,484	373,532
Restricted equity investments	8,385	8,334
Other equity investments	23,943	14,184
Other investments	16,010	12,681
Loans held for sale	41,004	121,943
Paycheck Protection Program loans, net of deferred fees and costs	22,853	30,406
Loans held for investment, net of deferred fees and costs	1,843,344	1,777,172
Less allowance for loan losses	(12,013)	(12,121)
Loans held for investment, net	1,831,331	1,765,051
Accrued interest receivable	9,505	9,573
Other real estate owned	74	157
Premises and equipment, net	24,668	26,624
Right-of-use asset	6,766	6,317
Bank owned life insurance	46,817	46,545
Goodwill	26,826	26,826
Other intangible assets	7,455	7,594
Mortgage derivative asset	2,063	1,876
Mortgage servicing rights, net	27,691	16,469
Mortgage brokerage receivable	430	4,064
Other assets	16,808	17,211
Assets of discontinued operations	—	1,301
Total assets	$2,724,584	$2,665,139
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$766,506	$706,088
Interest-bearing demand and money market deposits	978,650	941,805
Savings	152,105	150,376
Time deposits	456,820	499,502
Total deposits	2,354,081	2,297,771
FHLB borrowings	10,108	10,111
FRB borrowings	15,211	17,901
Subordinated notes, net	39,970	39,986
Lease liability	8,038	7,651
Other liabilities	18,694	14,543
Liabilities of discontinued operations	—	37
Total liabilities	2,446,102	2,388,000
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 25,000,000 shares authorized; 18,771,065 and 18,774,082 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively (1)	194,679	194,309
Additional paid-in capital	252	252
Retained earnings	105,027	85,982
Accumulated other comprehensive loss	(21,476)	(3,632)
Total Blue Ridge Bankshares, Inc. stockholders’ equity	278,482	276,911
Noncontrolling interest of discontinued operations	—	228
Total stockholders’ equity	278,482	277,139
Total liabilities and stockholders’ equity	$2,724,584	$2,665,139

(1) Common stock as of the periods presented is reflective of the 3-for-2 stock split that was effective April 30, 2021.

(2) Derived from audited December 31, 2021 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except share data)	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statement Data:	2022	2021	2021	2021	2021
Interest income	$25,802	$23,404	$23,754	$33,812	$22,576
Interest expense	2,134	2,526	2,630	3,350	2,559
Net interest income	23,668	20,878	21,124	30,462	20,017
Provision for loan losses	2,500	117	—	—	—
Net interest income after provision for loan losses	21,168	20,761	21,124	30,462	20,017
Noninterest income	24,094	21,942	13,295	36,212	15,539
Noninterest expenses	22,689	25,143	25,344	30,266	30,235
Income before income taxes	22,573	17,560	9,075	36,408	5,321
Income tax expense	5,153	4,733	2,214	7,711	1,078
Net income from continuing operations	17,420	12,827	6,861	28,697	4,243
Net income (loss) from discontinued operations	337	(32)	(55)	(55)	(6)
Net income	17,757	12,795	6,806	28,642	4,237
Net (income) loss from discontinued operations attributable to noncontrolling interest	(1)	(2)	4	4	(9)
Net income attributable to Blue Ridge Bankshares, Inc.	$17,756	$12,793	$6,810	$28,646	$4,228
Per Common Share Data:
Basic and diluted EPS from continuing operations (1)	$0.93	$0.68	$0.36	$1.54	$0.28
Basic and diluted EPS from discontinued operations (1)	0.02	—	—	—	—
Basic and diluted EPS attributable to Blue Ridge Bankshares, Inc. (1)	$0.95	$0.68	0.36	1.54	$0.28
Dividends declared - post-stock split basis	$0.1225	$—	$0.2400	$—	$0.1950
Book value per common share (1)	14.84	14.76	14.48	14.32	12.88
Tangible book value per common share (1) - Non-GAAP	13.09	13.01	12.69	12.49	11.02
Balance Sheet Data:
Assets	$2,724,584	$2,665,139	$2,699,302	$2,764,730	$3,167,374
Loans held for investment (including PPP loans)	1,866,197	1,807,578	1,771,531	1,832,847	2,289,374
Loans held for investment (excluding PPP loans)	1,843,344	1,777,172	1,724,883	1,702,654	1,691,748
Allowance for loan losses	12,013	12,121	12,614	13,007	13,402
Purchase accounting adjustments (discounts) on acquired loans	13,514	16,203	16,985	16,987	18,691
Loans held for sale	41,004	121,943	171,681	174,008	137,621
Securities available for sale, at fair value	375,484	373,532	379,441	276,619	293,555
Deposits	2,354,081	2,297,771	2,200,204	2,190,571	2,140,118
Subordinated notes, net	39,970	39,986	40,503	46,149	54,588
FHLB and FRB advances	25,319	28,012	158,972	222,502	692,789
Total stockholders' equity	278,482	277,139	269,720	266,826	239,734
Weighted average common shares outstanding - basic (1)	18,772	18,774	18,776	18,625	15,137
Weighted average common shares outstanding - diluted (1)	18,789	18,795	18,799	18,646	15,154
Financial Ratios:
Return on average assets (2)	2.68%	1.90%	0.95%	3.39%	0.68%
Operating return on average assets (2) - Non-GAAP	2.68%	1.92%	1.16%	3.50%	1.84%
Return on average equity (2)	25.84%	18.90%	11.58%	47.39%	8.69%

Operating return on average equity (2) - Non-GAAP	25.89%	19.10%	11.87%	49.01%	23.29%
Total loan to deposit ratio	81.0%	84.1%	88.3%	91.6%	113.4%
Held for investment loan to deposit ratio	79.3%	78.7%	80.5%	83.7%	107.0%
Net interest margin (2)	3.88%	3.39%	3.32%	3.82%	3.43%
Cost of deposits (2)	0.27%	0.29%	0.29%	0.29%	0.36%
Efficiency ratio	47.5%	59.1%	74.0%	45.7%	85.2%
Operating efficiency ratio - Non-GAAP	47.4%	58.7%	69.8%	43.8%	60.0%
Merger-related expenses (MRE)	50	171	1,441	1,237	9,019
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	10.4%	10.1%	9.7%	7.1%	7.9%
Allowance for loan losses to loans held for investment, excluding PPP loans	0.65%	0.68%	0.73%	0.76%	0.79%
Nonperforming loans to total assets	0.53%	0.60%	0.56%	0.43%	0.17%
Nonperforming assets to total assets	0.53%	0.61%	0.57%	0.45%	0.19%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$278,482	$277,139	$269,720	$266,826	$239,734
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(32,716)	(32,942)	(33,224)	(34,153)	(34,556)
Tangible common equity (Non-GAAP)	$245,766	$244,197	$236,496	$232,673	$205,178
Total shares outstanding (1)	18,771	18,774	18,776	18,631	18,618
Book value per share	$14.84	$14.76	$14.48	$14.32	$12.88
Tangible book value per share (Non-GAAP)	13.09	13.01	12.69	12.49	11.02

Tangible stockholders' equity to tangible total assets
Total assets	$2,724,584	$2,665,139	$2,699,302	$2,764,730	$3,167,374
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(32,716)	(32,942)	(33,224)	(34,153)	(34,556)
Tangible total assets (Non-GAAP)	$2,691,868	$2,632,197	$2,666,078	$2,730,577	$3,132,818
Tangible common equity (Non-GAAP)	$245,766	$244,197	$236,496	$232,673	$205,178
Tangible stockholders' equity to tangible total assets (Non-GAAP)	9.1%	9.3%	8.9%	8.5%	6.5%

Operating return on average assets (annualized)
Net income	$17,755	$12,795	$6,806	$28,642	$4,237
Add: MRE, after-tax basis (ATB) (4)	40	135	1,138	977	7,125
Operating net income (Non-GAAP)	$17,795	$12,930	$7,944	$29,619	$11,362
Average assets	$2,653,987	$2,687,204	$2,749,909	$3,383,015	$2,475,912
Operating return on average assets (annualized) (Non-GAAP)	2.68%	1.92%	1.16%	3.50%	1.84%

Operating return on average equity (annualized)
Net income	$17,755	$12,795	$6,806	$28,642	$4,237
Add: MRE, ATB (4)	40	135	1,138	977	7,125
Operating net income (Non-GAAP)	$17,795	$12,930	$7,944	$29,619	$11,362
Average stockholders' equity	$274,887	$270,730	$267,670	$241,731	$195,103
Operating return on average equity (annualized) (Non-GAAP)	25.89%	19.10%	11.87%	49.01%	23.29%

Operating efficiency ratio
Total noninterest expense	$22,691	$25,445	$25,637	$30,548	$30,512
Less: MRE	50	171	1,441	1,237	9,019
Noninterest expense excluding MRE (Non-GAAP)	$22,641	$25,274	$24,196	$29,311	$21,493
Net interest income	23,668	20,878	21,124	30,462	20,017
Noninterest income	24,094	22,203	13,518	36,425	15,809
Total of net interest income and noninterest income	$47,762	$43,081	$34,642	$66,887	$35,826
Operating efficiency ratio (Non-GAAP)	47.4%	58.7%	69.8%	43.8%	60.0%

(1) Shares outstanding as of and for the periods stated are reflective of the 3-for-2 stock split that was effective April 30, 2021.
(2) Annualized.
(3) Excludes mortgage servicing rights.
(4) Assumes an income tax rate of 21% and full deductibility.